Exhibit 99.2

7315 Wisconsin Avenue, Suite 1100 West, Bethesda, MD 20814
T: (240) 507-1300, F: (240) 396-5626
www.pebblebrookhotels.com
News Release

Pebblebrook Hotel Trust Announces Inadvertent Disclosure of Draft Document

Bethesda, MD, April 12, 2018 -- On Thursday morning, April 12, 2018, Pebblebrook Hotel Trust (NYSE:PEB) (the “Company”) inadvertently posted on the Company’s website an initial working draft of a document relating to the Company’s first quarter 2018 financial and operating results. The Company quickly discovered the error and immediately removed the document from its website. However, the Company is aware that during the brief period of time the document was on the website, certain automated web search processes discovered and disseminated the document. The Company did not authorize the release of the document or any of the information contained therein, and no one should rely upon the information for any purpose as it was in early draft form and is subject to change.

At approximately 10:50 a.m. Eastern time, the Company issued a press release titled “Pebblebrook Hotel Trust Provides Update on First Quarter 2018 Outlook.” The information in that later press release provided an update on the Company’s first quarter 2018 outlook.

As the Company announced earlier today, it will release its actual financial and operating results for the quarter ended March 31, 2018 on Thursday, April 26, 2018 after the market closes and will conduct its quarterly conference call on Friday, April 27, 2018, at 10:00 a.m. Eastern time.

About Pebblebrook Hotel Trust

Pebblebrook Hotel Trust is a publicly traded real estate investment trust (“REIT”) organized to opportunistically acquire and invest primarily in upper upscale, full-service hotels located in urban markets in major gateway cities. The Company owns 28 hotels, with a total of 6,973 guest rooms. The Company owns hotels located in 9 states and the District of Columbia, including: Los Angeles, California (Beverly Hills, Santa Monica and West Hollywood); San Diego, California; San Francisco, California; Washington, DC; Coral Gables, Florida; Naples, Florida; Buckhead, Georgia; Boston, Massachusetts; Minneapolis, Minnesota; Portland, Oregon; Philadelphia, Pennsylvania; Nashville, Tennessee; Columbia River Gorge, Washington; and Seattle, Washington. For more information, please visit us at www.pebblebrookhotels.com and follow us on Twitter at @PebblebrookPEB.

All information in this press release is as of April 12, 2018. The Company undertakes no duty to update the statements in this press release.

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Contacts:

Raymond D. Martz, Chief Financial Officer, Pebblebrook Hotel Trust - (240) 507-1330
For additional information or to receive press releases via email, please visit our website at
www.pebblebrookhotels.com